Exhibit 16.1

September 6, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 6, 2011 of Quantum Fuel Systems Technologies Worldwide, Inc. and are in agreement with the statements contained in the first sentence of paragraph one and with paragraphs two, three, and five on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP